UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

RURAL/METRO CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-22056	86-0746929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura

Scottsdale, Arizona

85258

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Rural/Metro Corporation (the “Company”) and Rural/Metro Operating Company LLC, a subsidiary of the Company (“Rural/Metro LLC”), entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”), dated as of November 24, 2010, among the Company, Rural/Metro LLC, as borrower, certain guarantors referred to therein, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders referred to therein. Pursuant to the Amendment and Restatement Agreement, Rural/Metro LLC’s existing credit agreement (the “Original Credit Agreement), dated as of December 9, 2009, is amended and restated in its entirety in accordance with the amended and restated credit agreement (the “Amended and Restated Credit Agreement”), dated as of November 24, 2010 among Rural/Metro LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, JPMorgan Chase Bank, N.A. and Bank of Arizona, N.A., as co-documentation agents, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner. Copies of the Amendment and Restatement Agreement and the Amended and Restated Credit Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein. A copy of the Company’s press release relating to the Amended and Restated Credit Agreement is furnished herewith as Exhibit 99.1.

The Amended and Restated Credit Agreement provides for a $270 million six-year term loan maturing in 2016 and an $85 million five-year revolving credit facility maturing in 2015. Subject to the satisfaction of certain conditions, the revolving credit facility can be increased to $100 million and, notwithstanding any such increase in the revolving credit facilities, the credit facilities can be increased in increments of not less than $5 million up to an additional $35 million in the aggregate.

Indebtedness under the Amended and Restated Credit Agreement is guaranteed by the Company and each of Rural/Metro LLC’s current and future direct and indirect domestic subsidiaries (the “Guarantors”) and is secured by a lien on substantially all Rural/Metro LLC’s and the Guarantors’ current and future property, including all of the Company’s equity interests in Rural/Metro LLC and the equity interests in each of the Company’s wholly owned subsidiaries.

The term loan facility will bear interest at either (i) a variable rate based on the higher of (a) 1.75% or (b) LIBOR, plus an applicable margin of an additional 4.25% or (ii) a variable base rate based on the highest of (a) Royal Bank of Canada’s base rate in effect for such date, (b) LIBOR plus 1.00% or (c) the federal funds rate plus 0.50%, plus an applicable margin of an additional 3.25%. Each advance under the revolving credit facility will bear interest at either (i) a variable rate equal to LIBOR plus an applicable margin of an additional 4.50% or (ii) a variable base rate based on the highest of (a) Royal Bank of Canada’s base rate in effect for such date, (b) LIBOR plus 1.00% or (c) the federal funds rate plus 0.50%, plus an applicable margin of an additional 3.50%. In the event that the Company maintains a ratio of total debt to consolidated EBITDA of less than 3.00:1.00, the applicable margin for the advances under the revolving credit facility is reduced by 0.25% in each case.

The term loan facility will amortize quarterly at a rate of $675,000 per quarter, with the balance due on the maturity date. The Amended and Restated Credit Agreement allows Rural/Metro LLC to prepay loans at its option at any time without premium or penalty except breakage costs and, in limited circumstances involving prepayment within the first year from the proceeds of indebtedness, a prepayment premium of 1.00% of the amount repaid. The Amended and Restated Credit Agreement requires that 50% of Excess Cash Flow (used herein as defined in the Amended and Restated Credit Agreement) must be used to prepay the loans under the Amended and Restated Credit Agreement (provided that, if the Total Leverage Ratio (used herein as defined in the Amended and Restated Credit Agreement) is less than or equal to 3.00:1.00 and greater than 2.25:1.00, only 25% of Excess Cash

Flow would be so applied, and such amount shall be reduced to 0% if the Total Leverage Ratio is less than 2.25:1.00). Under the Amended and Restated Credit Agreement, Rural/Metro LLC is allowed to use 100% of Excess Cash Flow not otherwise applied to pay down junior debt obligations.

Rural/Metro LLC will be required to pay a fee equal to (i) 0.75% per annum of the undrawn commitments under the revolving facility if less than 50% of the amount available under the revolving credit facility is drawn, or (ii) 0.625% per annum of the undrawn commitments under the revolving facility if more than 50% of the amount available under the revolving credit facility is drawn. The revolving credit facility provides that up to $60 million of letters of credit (subject to increase to not more than $80 million upon the satisfaction of certain conditions) may be issued at the request of Rural/Metro LLC and its subsidiaries bearing interest at 4.50%.

The Amended and Restated Credit Agreement requires Company and its subsidiaries to meet certain financial tests, including an interest expense coverage ratio and a total leverage ratio. The Amended and Restated Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances, capital expenditures, business activities limitations and other matters customarily restricted in such agreements.

The Amended and Restated Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a change in control and judgment defaults.

As of November 24, 2010, pursuant to the Amended and Restated Credit Agreement there was $270 million outstanding under the term loan facility and borrowing capacity under the revolving credit facility was reduced by $37,369,151 in respect of undrawn letters of credit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 8.01	Other Information.

On November 24, 2010 the Company announced that it has purchased $24,836,000 aggregate principal amount of its 12 3/4% Senior Discount Notes due 2016 (the “Notes”) for an aggregate purchase price of approximately $27,064,465 pursuant to its previously announced tender offer and consent solicitation, including accrued but unpaid interest. The Company has delivered a redemption notice with respect to the remaining outstanding Notes, which Notes will be redeemed on December 23, 2010 at a redemption price of 106.375% of the aggregate principal amount of such remaining Notes, plus accrued and unpaid interest. A copy of the Company’s press release relating to the purchase and redemption of the Notes is furnished herewith as Exhibit 99.1.

The Company has accepted all Notes validly tendered by the expiration date, which was midnight New York City time, on November 23, 2010, for payment. Holders of the Notes validly tendered prior to October 29, 2010, the consent date for the tender offer, received the total consideration of $1,066.25 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, the payment date, which was November 24, 2010. All Notes that were tendered have been cancelled.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment and Restatement Agreement dated as of November 24, 2010, among the Company, Rural/Metro Operating Company LLC, as borrower, certain guarantors referred to therein, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders referred to therein.

10.2	Amended and Restated Credit Agreement dated as of November 24, 2010 among Rural/Metro Operating Company LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, JPMorgan Chase Bank, N.A. and Bank of Arizona, N.A., as co-documentation agents, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner.

99.1	Press release, dated November 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: November 24, 2010	By:	/s/ Michael P. DiMino
Michael P. DiMino
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment and Restatement Agreement dated as of November 24, 2010, among the Company, Rural/Metro Operating Company LLC, as borrower, certain guarantors referred to therein, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders referred to therein.

10.2	Amended and Restated Credit Agreement dated as of November 24, 2010 among Rural/Metro Operating Company LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, JPMorgan Chase Bank, N.A. and Bank of Arizona, N.A., as co-documentation agents, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner.

99.1	Press release, dated November 24, 2010.